Exhibit 10.2

September 10, 2026

Dear Mr. Araujo:

On behalf of TransMedics, Inc., (the “Company”), I am very pleased to offer you employment with the Company contingent upon successful completion of the reference and background check processes, as well as verification of your eligibility for employment within three business days of the Start Date (as defined below) pursuant to the Immigration Reform and Control Act. This letter agreement (“Agreement”) sets forth the terms and conditions of your employment with the Company, should you timely accept our offer.

1.
Position. Your position will be Chief Financial Officer, reporting to Dr. Waleed Hassanein, the Company’s Chief Executive Officer. In addition, from time to time the Company may assign you other duties and responsibilities consistent with your position. As a full-time employee of the Company, you will be expected to devote your full business time and energy to the business and affairs of the Company. Your principal work location will be at the Company’s headquarters, currently located in Andover, Massachusetts.
2.
Start Date and Nature of Relationship. Your employment start date is expected to be September 21, 2026 (the date that you actually begin employment with the Company, the “Start Date”). The terms and conditions contained in this Agreement are contingent upon your becoming employed by the Company. Your employment with the Company will be for no specified period and will constitute “at-will” employment. Should you decide to terminate your employment at any time, you are required to provide the Company with 90-days’ written notice (which period of notice may be waived, in whole or in part, by the Company in its sole discretion), except as otherwise provided in the Retention Agreement. No provision of this Agreement shall be construed to create an express or implied employment contract between you and the Company for any specific period of time.
3.
Compensation and Benefits. During your employment, as compensation for the services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, the Company will provide you with the following compensation and benefits:
a)
Base Salary. The Company will pay you a base salary at the rate of $590,000 per year, payable in accordance with the Company’s normal payroll practices. Your base salary will be eligible for potential discretionary merit increases, in the discretion of the CEO with approval by the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).

b)
Annual Bonus. For any fiscal year for which the Compensation Committee approves an annual bonus, you will be eligible to be considered for an annual bonus with a target equal to sixty percent (60%) of your annual base salary. The annual bonus payment, if any, will be based on Company performance against corporate objectives, functional performance and/or your individual performance as determined by the CEO with the approval of the Compensation Committee. In any event, except as provided in the Retention Agreement (as hereinafter defined), you must be an active TransMedics employee in good standing on the date that any annual bonus is paid in order to receive the annual bonus. You will be eligible for a pro-rated annual bonus for fiscal 2026 based on the number of days that you are employed by the Company in such year.
c)
Equity-Based Compensation.
i.
Subject to approval by the Board or the Compensation Committee, at the first Board or Compensation Committee meeting following the Start Date, in connection with this offer of employment and as an inducement to your accepting employment with the Company, you will be granted an equity award comprised of stock options and restricted stock units. The Company will grant to you an option to purchase shares of the Company’s common stock having a grant date value, determined in accordance with the Company’s procedures for equity awards, of approximately $1,750,000. The exercise price will reflect the closing stock price of the Company’s common stock on the date of grant. The option will vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to the remaining shares in equal monthly installments over three years thereafter, subject to continued employment. The Company will also grant to you restricted stock units having a grant date value, determined in accordance with the Company’s procedures for equity awards, of approximately $1,750,000. The restricted stock units will vest as to 25% of the underlying shares on the first four anniversaries of the vesting commencement date, subject to continued employment. The equity award will be granted under the Company’s equity incentive plan or inducement equity incentive plan (either, the “Plan”) and will be subject to all of the terms and conditions set forth in the Plan and the equity agreements governing the option and restricted stock units. These documents will be provided to you at the time, or as soon as practical after, the equity award is granted to you. In the event of any conflict between this Agreement and the Plan or the equity agreements, the Plan and the equity agreements will control.
ii.
You will be eligible to be considered for the grant of other equity-based awards commensurate with your position and responsibilities. The amount, terms, and conditions of any such equity-based awards will be determined by the Board or the Compensation Committee in its discretion based on performance and achievement of milestones consistent with other senior executives of the Company.
iii.
The terms and conditions of any equity-based awards granted to you, including the initial equity awards contemplated by Section 3(c)(i), will be set forth in the Plan under which the award is granted and an award agreement evidencing the award, which will be provided to you at or following the time the applicable equity-based award is granted to you. In the event of any conflict between this Agreement and the Plan or award agreement governing your equity award, the applicable Plan and/or the award agreement will control.
d)
Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, including business-related travel expenses, subject to any maximum annual limit and other restrictions on such expenses determined by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time.
e)
Benefits. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement or the Retention Agreement (for example, severance pay) or under any other agreement to which you are a party. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, in each case, as in effect from time to time. In addition, while you are employed, the Company will provide you with a laptop computer and an iPhone with a Company-paid voice and data plan. The Company will pay for all reasonable costs associated with maintaining your professional license (to the extent applicable), membership fees for academic and professional organizations, and attendance at professional conferences during your employment by the Company. The Company retains the right to amend, modify or terminate any of its employee benefit plans or any particular benefit at any time.
f)
Relocation Expenses. The Company will reimburse you for expenses directly related to your relocation to the Boston, Massachusetts area, subject to the receipt of reasonable substantiation and documentation of such expenses, up to a maximum of $25,000 in the aggregate, in accordance with the Company’s expense reimbursement policy, as in effect from time to time. The Company will also reimburse you for the cost of flights between Chicago, Illinois and Boston, Massachusetts and hotel stays and meals while in the Boston, Massachusetts area, in each case in accordance with the Company’s executive travel policy, until December 31, 2026 and will further reimburse you for the cost of flights from Boston, Massachusetts to Chicago, Illinois for up to an additional nine months (until September 2027), in accordance with the Company’s executive travel policy. The Company’s expectation is that your relocation will be completed not later than July 31, 2027.
g)
Sign-on Bonus. You will receive a sign-on cash bonus in the total amount of $200,000, fifty percent (50%) of which is payable to you not later than forty-five (45) days after the Start Date and the remaining fifty percent (50%) of which is payable to you not later than ninety (90) days following the Start Date, subject to your employment with the Company on the applicable payment date. If your employment is terminated by the Company for Cause or by you voluntarily without Good Reason, prior to the first anniversary of the Start Date, you will be required to repay the sign-on cash bonus to the Company within 30 days of such termination.
h)
Executive Officer Status; Insurance. Effective as of the Start Date, you will be designated as an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities

Exchange Act of 1934 (the “Exchange Act”) and an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act. Effective as of the Start Date, you will also be covered under the Company’s policies of liability insurance maintained for the benefit of its directors and officers on the same basis as is provided for the Company’s other executive officers.
i)
Other. You acknowledge and agree that, to the extent applicable, all compensation paid to you shall be subject to the Company’s Policy for Recoupment of Incentive Compensation, as well as any other clawback or similar policy in effect from time to time.
4.
Retention Agreement. In connection with your commencement of employment, you will enter into an Executive Retention Agreement in substantially the form set forth as Exhibit A hereto (the “Retention Agreement”) pursuant to which you will be eligible to receive certain severance payments and/or benefits in the event your employment with the Company is terminated under certain circumstances on the terms and conditions set forth in the Retention Agreement. The Retention Agreement will become effective as of the Start Date. Except as set forth in the Retention Agreement, if your employment with the Company terminates for any reason, you will be entitled to receive your base salary and benefits (but not any incentive compensation) through the date of termination and your right to receive any other compensation or benefits hereunder will terminate as of the date of such termination.
5.
Restrictive Covenants. The Company considers the protection of its confidential information and proprietary materials to be very important. Concurrent with this Agreement, you will execute a Business Protection Agreement with the Company in substantially the form set forth as Exhibit B hereto (such agreement, together with any other restrictive covenant obligations you enter into or are subject to with the Company, the “Restrictive Covenant Agreements”). Notwithstanding anything to the contrary in this Agreement, in the event you breach any provision of the Restrictive Covenant Agreements, the Company’s obligation to pay or provide, or continue to pay or provide, any severance benefits under the Retention Agreement will immediately cease.
6.
Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company, its successors or any of their respective affiliates under applicable law.
7.
Section 409A. Notwithstanding anything to the contrary in this Agreement, or if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts or benefits payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death, except to the extent such amounts or benefits are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, to the extent required to avoid adverse tax consequences under Section 409A of the Code, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A- 1(i) of the Treasury regulations. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In addition, any reimbursement payable to you that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
8.
Section 280G. If all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with any other payment or benefit which you receive or are entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you shall be entitled to receive: (i) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”) or (ii) if the amounts otherwise payable hereunder and under any other agreement or plan of the Company or its subsidiaries (without regard to clause (i)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code), would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder and under any other such agreement or plan. All determinations under this Section 8 shall be made by an accounting, consulting or valuation firm selected, and paid for, by the Company. In the event of any conflict between this Section 8 and the Retention Agreement, the Retention Agreement shall control.
9.
Successors. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign any of its rights and obligations under this Agreement without your consent to any of its subsidiaries or affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidation or merger, or to whom the Company shall hereafter transfer all or substantially all of the properties or assets related to the business for which you work. In the event of any such assignment, references in this Agreement to “the Company” shall be deemed to refer to such subsidiary, affiliate, or other person to the extent of the rights and/or obligations so assigned. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors and permitted assigns.
10.
General.
a)
This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect to the subject matter hereof. No amendment to this Agreement will be permitted except in writing, signed by the parties hereto. For the avoidance of doubt, the Restrictive

Covenant Agreements and any agreements evidencing stock options or other equity-based awards shall remain in full force and effect in accordance with their respective terms.
b)
This Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to any conflict of laws provisions.
c)
This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

We are very excited to have you join our team and are confident you will have a tremendous impact. Please do not hesitate to contact me if I can answer any questions or if I can be of any additional help. If you agree to the terms and conditions of this Agreement, please execute the Agreement in the space provided below and sign the Retention Agreement (EXHIBIT A) and the Business Protection Agreement (EXHIBIT B) and return them to me by September 10, 2026.

Sincerely,

/s/ Waleed H. Hassanein, MD

Waleed H. Hassanein, MD
Chief Executive Officer

Fernando Araujo: /s/ Fernando Araujo Date: September 10, 2026